EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We hereby consent to the use in this registration statement on Form SB-2 of Jurak Corporation World Wide, Inc. of our report dated September 9, 2005 relating to the financial statements of Jurak Corporation World Wide, Inc. which report is included in the May 31, 2005 annual report on Form 10-KSB of Jurak Corporation World Wide, Inc.

/s/ Carver Moquist & O'Connor, LLC

Minneapolis, Minnesota

July 31, 2006